UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/18/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 18, 2011, the Registrant and the holders of $4,045,000 of bridge promissory notes issued by the Registrant on October October 13, 2010 and October 19, 2010 (the "Bridge Investors" and the "Bridge Notes"), entered into an Amendment to Bridge Note Agreement, with an effective date of January 12, 2011 (the "Amendment Agreement"), under which the repayment terms were amended as follows: (i) upon execution and delivery of the Amendment Agreement, each Bridge Investor received a cash payment equal to 25% of the original principal amount, (ii) on or before February 15, 2011, each Bridge Investor will receive a cash payment equal to 35% of the original principal amount, and (iii) on or before April 29, 2011 (the "Final Payment Date"), each Bridge Investor will receive a cash payment equal to the remaining outstanding principal and interest; provided, however, the Bridge Investor can elect to receive the final payment in shares of the Registrant's common stock. If a Bridge Investor elects to receive the final payment in shares of common stock, then the number of shares such Bridge Investor will receive is equal to the final payment amount divided by $0.46 (which represents the closing price for a share of the Registrant's common stock on the date immediately preceding the Effective Date). If the closing price per share on the Final Payment Date is less than $0.46, then, in addition to the shares, the Bridge Investor is entitled to receive a cash make-whole payment which, when added to the value of the shares received, will equal the remaining outstanding principal and interest. The foregoing summary of the Amendment Agreement is qualified in its entirety by the full text of the Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1. The execution of the Amendment Agreement supercedes and replaces any prior agreements between the Registrant and a Bridge Investor related to the amendment of the repayment terms and resulted in the cancellation of the warrants that were issued on December 31, 2010 to those Bridge Investors that had previously agreed to amend the repayment terms.

Item 3.02.    Unregistered Sales of Equity Securities

In consideration for the Bridge Investors' execution of the Amendment Agreement, the Registrant issued to the Bridge Investors common stock purchase warrants entitling the Bridge Investors to purchase up to an aggregate of 2,638,043 shares of the Regisrant's common stock at an exercise price of $0.46 per share (the "Extension Warrants"). The Extension Warrants expire after three years. The foregoing description of the Extension Warrants is qualified in its entirety by reference to the complete terms of such Extension Warrants, the form of which is filed herewith as Exhibit 4.1, which are incorporated herein by reference.

The Extension Warrants were issued to "accredited investors" in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising. The recipients of the Extension Warrants have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

As a result of the transactions described above, an anti-dilution price reset provision contained in the warrants issued by the Company on August 19, 2008 ("August 2008 Warrants") was triggered. The exercise price for the August 2008 Warrants was reset from $2.7309 to $2.701 and the number of shares subject to the August 2008 Warrants was increased from 19,785,770 to 20,004,990.

Item 8.01.    Other Events

As previously disclosed in a Current Report filed by the Registrant on January 4, 2011, pursuant to the terms of a Forbearance Agreement between the Registrant and its senior lender, the Registrant is restricted from using the proceeds from a $5.0 million line of credit to repay any portion of principal and interest due under the Bridge Notes. The Registrant anticipates that it will have sufficient unrestricted cash on hand to make the February 15, 2011 installment payment due under the Amendment Agreement, but that it will need to raise additional capital in order to service the final payment unless a sufficient number of the Bridge Investors elect to receive stock and the cash make-whole payment to those electing to receive stock is not significant. Further, the Registrant will also need to raise capital prior to April 30, 2010 in order to repay the advances under the $5.0 million line of credit. If the Registrant is unable to pay the amounts due under the Amendment Agreement and/or the amount due under the $5.0 million line of credit, then the Registrant would be in default of those obligations and the forbearance period under the Forbearance Agreement with our senior lender will expire.   The Registrant is in the process of evaluating its financing alternatives but can provide no assurances that any proposed financing will be successful.

Item 9.01.    Financial Statements and Exhibits

4.1 Form of Extension Warrant
10.1 Form of Amendment to Bridge Note Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: January 21, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Form of Extension Warrant
EX-10.1	Form of Amendment to Bridge Note Agreement